Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Third Quarter 2017 Results

•	Revenue of $345 million up 19% sequentially

•	Net income of $0.51 per basic share before adjustments

•	Tons sold in Oil and Gas a record 3.1 million tons

•	Board of Directors approves new Share Repurchase Program up to $100 million

Frederick, MD, Nov. 6, 2017 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $41.3 million or $0.51 per basic share, or $0.50 per diluted share, for the third quarter ended Sept. 30, 2017 compared with a net loss of $11.3 million or $(0.17) per basic and diluted share for the third quarter of 2016. The third quarter results were negatively impacted by $2.4 million in business development related expenses. Excluding this expense, net of the $0.9 million tax effect, EPS was $0.53 per basic share for the quarter.

“Robust market demand in our Oil and Gas business, coupled with record profitability from our Industrial and Specialty Products segment drove an exceptionally strong performance in the third quarter that led to a record Adjusted EBITDA for the total Company,” said Bryan Shinn, president and chief executive officer.

“In Oil and Gas, volumes were up 15% sequentially to a record 3.1 million tons, with capacity utilization running at nearly 100%. Pricing was up over 5% sequentially and our contribution margin per ton in Oil and Gas was $30.54. Our Sandbox unit had a very strong performance as well, exiting the quarter fully utilized with 52 crews online. Additionally, we signed five new long-term supply agreements during the quarter for both Northern White and local and regional sand, many of which included capacity reservation fees.

“Our ISP segment had record contribution margin during the quarter of $24 million, driven by a combination of strategic price increases and a better mix of higher margin products sold during the quarter,’’ Shinn concluded.

Third Quarter 2017 Highlights

Total Company

•	Revenue totaled $345 million compared with $137.7 million for the same period last year, an increase of 151% on a year-over-year basis and an increase of 19% sequentially over the second quarter of 2017.

•	Overall tons sold totaled 4.075 million, up 63% compared to 2.493 million tons sold in the third quarter of 2016 and an increase of 12% sequentially over the second quarter of 2017.

•	Contribution margin for the quarter was $120.1 million, up 510% compared with $19.7 million in the same period of the prior year and up 27% sequentially from the second quarter of 2017.

•	Adjusted EBITDA was $96.7 million compared with Adjusted EBITDA of $8.3 million in the third quarter of 2016 and $75.1 million in the second quarter of 2017.

Oil and Gas

•	Revenue totaled $286.4 million compared with $86.8 million for the same period of 2016, up 230% on a year-over-year basis and an increase of 22% sequentially from the second quarter of 2017.

•	Tons sold totaled 3.147 million, an increase of 95% over the 1.617 million tons sold in the third quarter of 2016, and an increase of 15% sequentially over the 2.745 million tons sold in the second quarter of 2017.

•	66% of tons sold were in basin compared with the 62% sold in basin in the second quarter of 2017.

•	Segment contribution margin was $96.1 million versus a loss of $1.9 million in the third quarter of 2016, and an increase of 35% over the $71.2 million in the second quarter of 2017.

Industrial and Specialty Products

•	Revenue in the third quarter of 2017 totaled $58.7 million, an increase of 15% over the third quarter of 2016, and up 6% over the second quarter of 2017.

•	Tons sold totaled 0.928 million, up 6% over the 0.876 million tons sold in the same period of 2016, and an increase of 4% compared with the second quarter of 2017.

•	Segment contribution margin was $24 million compared to $21.6 million in the third quarter of 2016, an increase of 11% on a year-over-year basis and up 3% sequentially over the second quarter of 2017.

Capital Update and Share Repurchase Plan

As of Sept. 30, 2017, the Company had $463.7 million in cash and cash equivalents and $45.2 million available under its credit facilities. Total debt at Sept. 30, 2017 was $511.3 million. Capital expenditures in the third quarter totaled $130.7 million, and were associated largely with our previously announced growth projects and other maintenance and cost improvement capital projects.

Subsequent to the end of the quarter, the Board of Directors approved a new Share Repurchase Plan to repurchase up to $100 million of the Company’s common stock. Commenting on the action, Shinn noted that, “U.S. Silica is the only Company in the sand space that has had the financial strength and flexibility to continually pay a quarterly dividend, fund growth projects, complete accretive acquisitions and make share repurchases, all while maintaining an industry-leading balance sheet.”

Outlook and Guidance

The Company anticipates that its capital expenditures for the full year 2017 will be at the high end of the second quarter guidance or approximately $375 million.

For the fourth quarter, we expect that sand volumes will likely be up in Oil & Gas but perhaps restrained by some frac crews extending their holiday time off, plant downtime due to planned maintenance and brief outages for capacity expansion work at a few mines. We do expect to see continued pricing upside in Oil & Gas during the fourth quarter. Contract interest is at an all-time high and we will continue to prioritize customers with capacity reservation fee contracts and long term partners in this tight market. For Sandbox, we expect strong growth and plan to increase from the 52 crews online at the end of the third quarter to 70 active crews by year end.

For 2018, the Company expects another strong year, driven by record demand for frac sand, increased opportunities for Sandbox and increased market penetration for some of ISP’s new, higher margin products. We are forecasting total industry demand for frac sand to be in the range of 90 million to 100 million tons, assuming a rig count that is essentially flat with today’s levels and proppant per well up 15-20% year-over-year. Additionally, the Company expects to invest significantly in Sandbox and is targeting to have over 100 crews online exiting 2018. Finally, ISP, which has grown contribution margin at a 10% CAGR for the last five years, is expected to continue this trend in 2018 with increased market penetration of new, higher margin products like our cool roof granules and by the introduction of additional attractive new products.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, Nov. 7, 2017 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13672060. The replay will be available through Dec. 7, 2017.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 117-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 240 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, and Houston, Texas.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Total sales	$345,023	$290,465	$137,748
Total cost of sales (excluding depreciation, depletion and amortization)	227,923	197,411	119,426
Operating expenses:
Selling, general and administrative	29,602	26,012	18,472
Depreciation, depletion and amortization	24,673	23,626	17,175

Total operating expenses	54,275	49,638	35,647

Operating income (loss)	62,825	43,416	(17,325)
Other income (expense):
Interest expense	(8,347)	(8,105)	(6,684)
Other income (expense), net, including interest income	1,502	1,258	493

Total other expense	(6,845)	(6,847)	(6,191)

Income (loss) before income taxes	55,980	36,569	(23,516)
Income tax (expense) benefit	(14,707)	(7,110)	12,177

Net income (loss)	$41,273	$29,459	$(11,339)

Earnings (loss) per share:
Basic	$0.51	$0.36	($0.17)
Diluted	$0.50	$0.36	($0.17)
Weighted average shares outstanding:
Basic	81,121	81,087	66,676
Diluted	81,783	81,945	66,676
Dividends declared per share	$0.06	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$463,650	$711,225
Accounts receivable, net	206,099	89,006
Inventories, net	86,174	78,709
Prepaid expenses and other current assets	15,124	12,323
Income tax deposits	—	1,682

Total current assets	771,047	892,945

Property, plant and mine development, net	1,049,805	783,313
Goodwill	301,744	240,975
Trade names	33,068	32,318
Intellectual property, net	64,836	57,270
Customer relationships, net	51,433	50,890
Other assets	14,973	15,509

Total assets	$2,286,906	$2,073,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$140,188	$70,778
Dividends payable	5,231	5,221
Accrued liabilities	17,494	13,034
Accrued interest	123	169
Current portion of long-term debt	4,735	4,821
Current portion of capital leases	1,090	2,237
Current portion of deferred revenue	33,089	13,700
Income tax payable	8,341	—

Total current liabilities	210,291	109,960

Long-term debt, net	506,569	508,417
Deferred revenue	89,373	58,090
Obligations under capital lease	168	717
Liability for pension and other post-retirement benefits	52,472	56,746
Deferred income taxes, net	60,735	50,075
Other long-term obligations	18,503	15,925

Total liabilities	938,111	799,930

Stockholders’ Equity:
Preferred stock	—	—
Common stock	812	811
Additional paid-in capital	1,140,554	1,129,051
Retained earnings	221,132	163,173
Treasury stock, at cost	—	(3,869)
Accumulated other comprehensive loss	(13,703)	(15,876)

Total stockholders’ equity	1,348,795	1,273,290

Total liabilities and stockholders’ equity	$2,286,906	$2,073,220

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(dollars in thousands)
Sales:
Oil & Gas Proppants	$286,369	$235,018	$86,782
Industrial & Specialty Products	58,654	55,447	50,966

Total sales	345,023	290,465	137,748
Segment contribution margin:
Oil & Gas Proppants	96,087	71,222	(1,897)
Industrial & Specialty Products	23,978	23,267	21,587

Total segment contribution margin	120,065	94,489	19,690
Operating activities excluded from segment cost of sales	(2,965)	(1,435)	(1,368)
Selling, general and administrative	(29,602)	(26,012)	(18,472)
Depreciation, depletion and amortization	(24,673)	(23,626)	(17,175)
Interest expense	(8,347)	(8,105)	(6,684)
Other income (loss), net, including interest income	1,502	1,258	493
Income tax (expense) benefit	(14,707)	(7,110)	12,177

Net income (loss)	$41,273	$29,459	$(11,339)

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	For the Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(dollars in thousands)
Net income (loss)	$41,273	$29,459	$(11,339)
Total interest expense, net of interest income	6,900	6,641	6,211
Provision for taxes	14,707	7,110	(12,177)
Total depreciation, depletion and amortization expenses	24,673	23,626	17,175

EBITDA	87,553	66,836	(130)
Non-cash incentive compensation(1)	6,567	6,442	3,720
Post-employment expenses (excluding service costs)(2)	194	240	(184)
Business development related expenses(3)	2,355	1,543	4,667
Other adjustments allowable under our existing credit agreements(4)	7	11	185

Adjusted EBITDA	$96,676	$75,072	$8,258

(1)	Reflects equity-based compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note L - Pension and Post-retirement Benefits to our Financial Statements in Part 1, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects expenses related to business development activities in connection with our growth and expansion initiatives.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement.

Investor Contacts

Michael Lawson

Vice President of Investor Relations and Corporate Communications

301-682-0304

lawsonm@ussilica.com

Nick Shaver

Investor Relations Manager

281-394-9630

shavern@ussilica.com